Exhibit 99.2

PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(Unaudited)

On December 1, 2009, BlackRock, Inc. (“BlackRock”) acquired from Barclays Bank PLC (“Barclays”) all of the outstanding equity interests of subsidiaries of Barclays conducting the business Barclays Global Investors (“BGI”) in exchange for capital shares valued at $8.53 billion and $6.65 billion in cash, both of which are subject to certain adjustments.

The unaudited pro forma condensed combined statements of income and explanatory notes of BlackRock set forth below for the year ended December 31, 2008 and for the nine months ended September 30, 2009 give effect to the acquisition of BGI accounted for as a purchase business combination, as if the acquisition occurred on January 1, 2008.

The unaudited pro forma condensed combined statement of financial condition at September 30, 2009 set forth below gives effect to the acquisition of BGI assuming the transaction was consummated at September 30, 2009.

The unaudited pro forma condensed combined statements of income are provided for informational purposes only and do not purport to reflect the results of BlackRock’s operations had the transaction actually been consummated on January 1, 2008. We have made, in our opinion, all adjustments that are necessary to present fairly the pro forma financial data. The pro forma combined provision for income taxes may not represent the amounts that would have resulted had BlackRock and BGI filed consolidated income tax returns during the periods presented.

The purchase accounting adjustments within these pro forma condensed combined financial statements are based on estimates and assumptions and therefore are subject to revision. Final balances delivered at the December 1, 2009 closing may be significantly different than the September 30, 2009 balances used solely for the purposes of developing this pro forma information. In addition, as management receives additional information its analysis of the fair value measurements of certain acquired assets and assumed liabilities could be materially different.

BlackRock, Inc.

Pro Forma Condensed Combined Statement of Financial Condition

September 30, 2009

(Dollars in millions)

(unaudited)

			Pro Forma Adjustments
	BlackRock, Inc. As Reported	Barclays Global Investors (Historical)	Reclasses and Eliminations		Additional Equity and Debt Financing		Purchase Price Allocation		BlackRock, Inc. Pro Forma
Assets:
Cash and cash equivalents	$2,763	$2,347	$—		$5,500	E	$(6,650)	G	$3,960
Accounts receivable	1,219	572	(15)	C	—		—		1,776
Due from related parties	91	84	—		—		—		175
Investments	1,041	80,074	(79,879)	C	—		—		1,236
Derivative assets	—	1,252	(1,252)	C	—		—		—
Separate account assets	3,536	113,335	—		—		—		116,871
Collateral held under securities lending and derivative agreements	—	22,449	—		—		—		22,449
Deferred mutual fund sales commissions, net	106	—	—		—		—		106
Property and equipment, net	250	202	68	B	—		(57)	F	463
Capitalized software development costs, net	—	68	(68)	B	—		—		—
Intangible assets, net	6,335	40	(40)	D	—		10,260	G	16,595
Goodwill	5,718	463	(463)	D	—		6,240	G	11,958
Deferred tax assets	—	712	(476)	A	—		—
			(236)	B	—		—		—
Other assets	321	75	—		—		—		396

Total assets	$21,380	$221,673	$(82,361)		$5,500		$9,793		$175,985

Liabilities:
Accrued compensation and benefits	$584	$—	$734	B	$—		$—		$1,318
Accounts payable and accrued liabilities	712	964	(560)	B	—		—		1,116
Collateral liability under securities lending and derivative agreements	—	22,449	—		—		—		22,449
Due to related parties	107	11	16	B	—		—		134
Income distributable to participants from consolidated funds	—	25	(25)	C	—		—		—
Derivative liabilities	—	1,252	(1,252)	A	—		—		—
Income tax payable	—	274	(274)	B	—		—		—
Short-term borrowings	200	—	—		3,000	E	—		3,200
Convertible debentures	247	—	—		—		—		247
Long-term borrowings	696	30	(14)	A	—		—
			(16)	B	—		—		696
Separate account liabilities	3,536	113,335	—		—		—		116,871
Deferred tax liabilities	1,729	—	(132)	A	—		(32)	F
			(236)	B	—		3,899	G	5,228
Other liabilities	268	—	100	B	—		26	F	394

Total liabilities	8,079	138,340	(1,659)		3,000		3,893		151,653

Temporary equity	10	81,121	(81,121)	C	—		—		10

Total BlackRock, Inc. stockholders’ equity	13,060	2,212	922	A	2,500	E	(51)	F
			(503)	D	—		5,951	G	24,091

Nonredeemable non-controlling interests	231	—	—		—		—		231

Total permanent equity	13,291	2,212	419		2,500		5,900		24,322

Total liabilities, temporary equity and permanent equity	$21,380	$221,673	$(82,361)		$5,500		$9,793		$175,985

See accompanying notes to condensed combined pro forma financial statements.

BlackRock, Inc.

Pro Forma Condensed Combined Statement of Income

For the nine months ended September 30, 2009

(Dollars in millions, except per share data)

(unaudited)

			Pro Forma Adjustments
	BlackRock, Inc. As Reported	Barclays Global Investors (Historical)	Reclasses and Eliminations		Purchase Price Allocation/ Financing Costs/Tax		BlackRock, Inc. Pro Forma
Revenue:
Investment advisory, administration fees and securities lending revenue	$2,562	$2,269	$(29)	1	$—
			27	2	—
			11	3	—		$4,840
Investment advisory performance fees	77	—	29	1	—		106
BlackRock Solutions and advisory	383	—	(15)	3	—
			(6)	4	—		362
Distribution fees	73	—	—		—		73
Broker commission revenue	—	24	(24)	1	—		—
Interest income from consolidated funds	—	289	(289)	2	—		—
Other revenue	61	66	24	1	—		—
			4	3	—		155

Total revenue	3,156	2,648	(268)		—		5,536

Expenses:
Employee compensation and benefits	1,185	930	8	1	—		2,123
Portfolio administration and servicing costs	371	—	8	1	—		379
Amortization of deferred mutual fund sales commissions	76	—	—		—		76
Professional services	—	293	(293)	1	—		—
Fees paid to related parties	—	37	(37)	1	—		—
Travel, entertainment and promotion	—	86	(86)	1	—		—
Systems development and production	—	54	(54)	1	—		—
Occupancy and equipment	—	91	(91)	1	—		—
Broker commission expense	—	4	(4)	1	—		—
Other expenses	—	21	(21)	1	—		—
General and administration	505	—	566	1	(13)	6
			(6)	4	(31)	8	1,021
Capital support from Barclays for certain BGI cash management funds	—	—	(1,162)	1	—		(1,162)
Restructuring charges	22	—	—		—		22
Amortization of intangible assets	108	—	4	1	—
			(4)	5	16	5	124

Total expenses	2,267	1,516	(1,172)		(28)		2,583

Operating income	889	1,132	904		28		2,953
Non-operating income (expense)	(24)	1,151	(1,162)	1	—
			14	2	(5)	7	(26)

Income before income taxes	865	2,283	(244)		23		2,927
Income tax expense	225	713	—		10	9	948

Net income	640	1,570	(244)		13		1,979
Less:
Net income (loss) attributable to non-controlling interests	21	248	(248)	2	—		21

Net income attributable to BlackRock, Inc.	$619	$1,322	$4		$13		$1,958

Earnings per share:
Basic	$4.58						$10.20
Diluted	$4.50						$10.07
Weighted-average shares outstanding:
Basic	131,481,677				37,566,771	10
					19,109,625	11	188,158,073
Diluted	134,001,799				37,566,771	10
					19,109,625	11	190,678,195

See accompanying notes to condensed combined pro forma financial statements.

BlackRock, Inc.

Pro Forma Condensed Combined Statement of Income

Year ended December 31, 2008

(Dollars in millions, except per share data)

(unaudited)

			Pro Forma Adjustments
	BlackRock, Inc. As Reported	Barclays Global Investors (Historical)	Reclasses and Eliminations		Purchase Price Allocation/ Financing Costs/Tax		BlackRock, Inc. Pro Forma
Revenue:
Investment advisory, administration fees and securities lending revenue	$4,232	$3,569	$(93)	1	$—
			47	2	—
			25	3	—		$7,780
Investment advisory performance fees	177	—	93	1	—		270
BlackRock Solutions and advisory	406	—	(13)	3	—
			(8)	4	—		385
Distribution fees	139	—	—		—		139
Broker commission revenue	—	44	(44)	1	—		—
Interest income from consolidated funds	—	2,256	(2,256)	2	—		—
Other revenue	110	89	44	1	—
			(12)	3	—		231

Total revenue	5,064	5,958	(2,217)		—		8,805

Expenses:
Employee compensation and benefits	1,815	995	7	1	—		2,817
Portfolio administration and servicing costs	597	—	16	1	—		613
Amortization of deferred mutual fund sales commissions	130	—	—		—		130
Professional services	—	476	(476)	1	—		—
Fees paid to related parties	—	29	(29)	1	—		—
Travel, entertainment and promotion	—	159	(159)	1	—		—
Systems development and production	—	89	(89)	1	—		—
Occupancy and equipment	—	112	(112)	1	—		—
Broker commission expense	—	10	(10)	1	—		—
Other expenses	—	65	(65)	1	—		—
General and administration	745	—	909	1	—
			(1)	2	—
			(8)	4	(17)	6	1,628
Capital support from Barclays for certain BGI cash management funds	—	—	2,285	1	—		2,285
Restructuring charges	38	—	—		—		38
Amortization of intangible assets	146	—	8	1	—
			(8)	5	22	5	168

Total expenses	3,471	1,935	2,268		5		7,679

Operating income	1,593	4,023	(4,485)		(5)		1,126
Non-operating income (expense)	(577)	(1,895)	2,285	1	—
			(477)	2	(6)	7	(670)

Income before income taxes	1,016	2,128	(2,677)		(11)		456
Income tax expense (benefit)	387	68	—		(1)	9	454

Net income	629	2,060	(2,677)		(10)		2
Less:
Net income (loss) attributable to non-controlling interests	(155)	2,685	(2,685)	2	—		(155)

Net income attributable to BlackRock, Inc.	$784	$(625)	$8		$(10)		$157

Earnings per share:
Basic	$5.86						$0.83
Diluted	$5.78						$0.82
Weighted-average shares outstanding:
Basic	129,543,443				37,566,771	10
					19,914,652	11	187,024,866
Diluted	131,376,517				37,566,771	10
					19,914,652	11	188,857,940

See accompanying notes to condensed combined pro forma financial statements.

BlackRock, Inc.

Notes to Pro Forma Condensed Combined Financial Statements

(Unaudited)

1.	Barclays Global Investors Transaction

BlackRock acquired from Barclays Bank PLC (“Barclays”) all of the outstanding equity interests of subsidiaries of Barclays conducting the business of Barclays Global Investors (“BGI”) in exchange for an aggregate of 37,566,771 shares of BlackRock common stock and participating preferred stock, subject to certain adjustments, and $6.65 billion in cash, subject to certain adjustments (the “BGI Transaction”). The fair value of the 37,566,771 shares at closing, on December 1, 2009, was $8.53 billion, at a price of $227.08 per share, the closing price of BlackRock’s common stock on November 30, 2009.

The acquisition of BGI brings together market leaders in active and index strategies to create the preeminent asset management firm which will manage approximately $3.2 trillion on behalf of institutional and retail investors worldwide. The combined firm’s products will include equities, fixed income, cash management, and alternatives and will offer clients diversified access to global markets through separate accounts, common trust funds, mutual funds, ETFs, hedge funds, and closed-end funds. The following tables present the mix of BlackRock’s combined assets under management as of September 30, 2009 by asset class and management style and the mix by client type.

By Asset Class and Management Style	% of total	By Client Type	% of total

Fixed Income		Institutional	76%
Active	18%	iShares	14%
Index	12%	Retail	10%

		Total	100%

Equity
Active	9%
Index	37%

MultiAsset	5%
Alternative	3%

Subtotal	84%

Liquidity	11%
Advisory	5%

Total	100%

All asset class and client type designations are subject to further review and reclassification.

The shares of common stock issued to Barclays pursuant to the BGI Transaction represented approximately 4.8% of the outstanding shares of common stock of BlackRock immediately following the closing of the transaction, and the total equity consideration represented approximately an aggregate 19.8% economic interest in BlackRock immediately following the closing of the transaction. Barclays generally is restricted from purchasing additional shares of BlackRock common or preferred stock if it would result in Barclays holding more than 4.9% of the total voting power of BlackRock or more than 19.9% of the total capital stock of BlackRock on a fully diluted basis. In addition, Barclays is restricted from transferring 100% of its BlackRock capital stock for one year after closing and 50% of its BlackRock capital stock for the next subsequent year, without the prior written consent of BlackRock.

The cash portion of the purchase price was funded through a combination of existing cash, issuance of short term debt and proceeds from the issuance of 19,914,652 capital shares, at a price of $140.60, to a group of institutional investors, including The PNC Financial Services Group, Inc. (“PNC”).

The BGI Transaction was accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations. Accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based upon their estimated fair values at the date of the transaction. The excess, if any, of the final purchase price over the fair value of assets acquired and liabilities assumed will be recorded as goodwill.

BlackRock, Inc.

Notes to Pro Forma Condensed Combined Financial Statements

(Unaudited)

1.	Barclays Global Investors Transaction (continued)

A summary of the estimated fair values of the assets acquired and liabilities assumed in this acquisition is as follows:

(Dollar amounts in millions)
Accounts receivable	$557
Due from related parties	84
Investments	195
Separate account assets	113,335
Collateral held under securities lending and derivative agreements	22,449
Property and equipment	213
Finite-life management contracts (intangible assets)	260
Indefinite-life management contracts (intangible assets)	9,000
Trade names / trademarks (indefinite-life intangible assets)	1,000
Goodwill	6,240
Other assets	75
Separate account liabilities	(113,335)
Collateral liability under securities lending and derivative agreements	(22,449)
Deferred tax liabilities	(3,499)
Other liabilities assumed	(1,291)

Total consideration, net of cash acquired	$12,834

Summary of consideration, net of cash acquired:
Cash paid	$6,650
Cash and cash equivalents acquired	(2,347)
Capital stock at fair value	8,531

Total cash and stock consideration	$12,834

Finite-life management contracts have a weighted-average estimated useful life of approximately 12 years and will be amortized on the straight-line method.

The purchase accounting adjustments within these pro forma condensed combined financial statements are based on estimates and assumptions and therefore are subject to revisions. Final BGI balances, including the cash and cash equivalents, investments and due to related parties balances, delivered at closing may be significantly different than the September 30, 2009 balances used solely for the purposes of developing this pro forma information. In addition, as management receives further information its analysis of the fair value measurements of the following acquired assets and assumed liabilities could be materially different:

•	due from related parties;

BlackRock, Inc.

Notes to Pro Forma Condensed Combined Financial Statements

(Unaudited)

1.	Barclays Global Investors Transaction (continued)

•	property and equipment;

•

intangible management contracts which were valued using preliminary June 30, 2009 assets under management (“AUM”) and assumptions and therefore the value of such contracts may change, primarily as the result of updates to AUM and those assumptions;

•	indefinite-life intangibles related to trade names / trademarks;

•	deferred income tax assets and deferred income tax liabilities;

•	goodwill which relates to the final excess, if any, of the final purchase price over the fair value of assets acquired and liabilities assumed; and

•	other liabilities, which includes unrecognized tax benefits.

2.	Basis of Pro Forma Presentation

The unaudited pro forma condensed combined statement of financial condition at September 30, 2009 is based on the historical unaudited condensed consolidated statement of financial condition of BlackRock, as filed with the Securities and Exchange Commission (“SEC”) on Form 10-Q on November 6, 2009, and the condensed combined balance sheet of BGI as included in this Form 8-K/A. The pro forma statement of financial condition has been prepared as if the BGI Transaction had occurred on September 30, 2009, the date of the statement of financial condition.

BlackRock’s pro forma condensed statement of income for the year ended December 31, 2008 was derived from the Company’s consolidated statement of income for the year ended December 31, 2008, and the combined statement of income and other comprehensive income for BGI for the year ended December 31, 2008. BlackRock’s unaudited condensed consolidated pro forma statement of income for the nine months ended September 30, 2009 was derived from the Company’s unaudited condensed consolidated interim financial statements for the nine months ended September 30, 2009, which were filed with the SEC on Form 10-Q, and the unaudited condensed combined statement of income and other comprehensive income for BGI for the nine months ended September 30, 2009. The pro forma condensed combined statements of income have been prepared as if the BGI Transaction occurred on January 1, 2008.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the consolidated financial statements and related notes thereto and management’s discussion and analysis of financial condition and results of operations contained within BlackRock’s Form 10-Q, referenced above, and BlackRock’s Form 8-K (an update to the financial information in BlackRock’s annual report on Form 10-K for the year ended December 31, 2008) as filed with the SEC on September 17, 2009 as well as BGI’s audited annual combined financial statements, prepared in accordance with accounting principles generally accepted in the United States, for the year ended December 31, 2008 and unaudited condensed combined interim financial statements for the nine months ended September 30, 2009 and 2008 included in this Form 8-K/A.

All significant accounts and transactions between BGI and BlackRock have been eliminated from the combined financial statements.

BlackRock, Inc.

Notes to Pro Forma Condensed Combined Financial Statements

(Unaudited)

2.	Basis of Pro Forma Presentation (continued)

The following additional assumptions were made in deriving BlackRock’s pro forma condensed combined financial statements:

•

The fair value of BGI finite-life management contracts which consists primarily of separate accounts and custom segregated funds, approximates the Company’s estimated fair value of such assets at December 1, 2009.

•

The fair value of BGI indefinite-life management contracts which consist primarily of exchange traded funds, common and collective trusts and open-end funds, approximates the Company’s estimated fair value of such assets at December 1, 2009.

•	The fair value of acquired trade names/trademarks was determined using a royalty rate based primarily on normalized marketing and promotion expenditures to develop and support the brands globally.

•	BlackRock’s estimated combined statutory tax rate for 2008 and 2009 is 38%. See Note 4 Pro Forma Adjustments - number 9.

•

There are a number of factors which can have an impact on BlackRock’s estimated post-merger effective tax rate, however, it is expected that this rate will be lower than its estimated post-merger statutory rate.

The unaudited pro forma condensed combined financial statements do not purport to be indicative of the actual financial position or results of BlackRock’s operations, or of BlackRock’s future financial position or results of operations, had BlackRock’s acquisition of BGI on December 1, 2009 actually been consummated on January 1, 2008. The pro forma adjustments reflecting the allocation of the purchase price of BGI on the unaudited pro forma condensed combined statement of financial condition and the effect thereof on pro forma adjustments to the unaudited pro forma condensed combined statements of income are based on preliminary estimates and are subject to finalization. The pro forma combined provision for income taxes may not represent the amounts that would have resulted had BlackRock and BGI filed consolidated income tax returns during the periods presented.

BlackRock, Inc.

Notes to Pro Forma Condensed Combined Financial Statements

(Unaudited)

3.	Earnings per Common Share

The pro forma combined basic and diluted earnings per share for the periods presented are based on the pro forma weighted-average number of shares of common stock of BlackRock during each applicable period.

Due to the similarities in terms between BlackRock series A, B, C and D non-voting participating preferred stock and the Company’s common stock, the Company considers each series of the non-voting participating preferred stock to be common stock equivalents for purposes of earnings per share calculations. As such, the Company has included the non-voting participating preferred stock in the calculation of average basic and diluted shares outstanding for the year ended December 31, 2008 and for the nine months ended September 30, 2009.

The following tables present the computations of pro forma basic and diluted earnings per share for the year ended December 31, 2008 and the nine months ended September 30, 2009, respectively:

	For the Year Ended December 31, 2008

(Dollars in millions, except per share data)	Basic	Diluted
Pro forma net income attributable to BlackRock, Inc. allocated to:
Common Shares	$154.5	$154.5
Participating RSUs	2.5	2.5

Pro forma total net income attributable to BlackRock, Inc.	$157.0	$157.0

Weighted-average common shares outstanding, as reported	129,543,443	131,376,517
Shares issued to Barclays	37,566,771	37,566,771
Shares issued to other equity investors	19,914,652	19,914,652

Pro forma weighted-average common shares outstanding	187,024,866	188,857,940

Pro forma earnings per share attributable to BlackRock, Inc. common stockholders	$0.83	$0.82

BlackRock, Inc.

Notes to Pro Forma Condensed Combined Financial Statements

(Unaudited)

3.	Earnings per Common Share (continued)

	For the Nine Months Ended September 30, 2009

(Dollars in millions, except per share data)	Basic	Diluted
Pro forma net income attributable to BlackRock, Inc. allocated to:
Common Shares	$1,920.0	$1,920.0
Participating RSUs	37.9	37.9

Pro forma total net income attributable to BlackRock, Inc.	$1,957.9	$1,957.9

Weighted-average common shares outstanding, as reported	131,481,677	134,001,799
Shares issued to Barclays	37,566,771	37,566,771
Shares issued to other equity investors	19,109,625	19,109,625

Pro forma weighted-average common shares outstanding	188,158,073	190,678,195

Pro forma earnings per share attributable to BlackRock, Inc. common stockholders	$10.20	$10.07

BlackRock, Inc.

Notes to Pro Forma Condensed Combined Financial Statements

(Unaudited)

4.	Pro Forma Adjustments

The pro forma condensed combined statement of financial condition has been prepared to reflect the acquisition of BGI for the aggregate consideration described in Note 1 (Barclays Global Investors Transaction) as if the transaction has been completed on September 30, 2009. Pro forma adjustments have been made:

A.	To eliminate BGI derivative liabilities, other tax liabilities and deferred tax assets related to capital support of certain cash management products and certain long-term borrowing liabilities not assumed or acquired by BlackRock in the transaction.

B.	To reclassify net capitalized software development costs, net deferred tax assets, accrued compensation and benefits, income tax payable and certain long-term borrowings to conform to BlackRock presentation.

C.	To reflect the deconsolidation of certain BGI sponsored cash management investment funds for which, upon close of the transaction, BlackRock will not be deemed to be the primary beneficiary of the funds as obligations to cover certain losses of the funds are remaining with Barclays, resulting in a reduction to assets, liabilities, and non-controlling interests (temporary equity) of $81,146 million, $25 million, and $81,121 million, respectively. The deconsolidation of the funds has no impact on stockholders’ equity.

D.	To eliminate BGI pre-merger goodwill and intangible assets.

E.	To record financing adjustments related to the issuance of $3 billion of short term debt to finance the $6.65 billion cash purchase price consideration. The remainder of the consideration was financed via $2.8 billion of proceeds from issuance of equity, of which $300 million was issued prior to September 30, 2009, and $850 million of cash on hand.

•	See Pro Forma Adjustment 7 below for discussion on repayment of short term debt and issuance of long term debt.

F.	To record an $11 million fair value adjustment to the acquired property and equipment related to BGI internally developed technology offset by a $68 million fair value reduction related to a write-off of certain BGI capitalized software and to record a $26 million fair value adjustment to other liabilities related to certain acquired leases. For each adjustment a corresponding deferred tax adjustment was recorded.

G.	To record the elimination of BGI equity and to record the purchase price allocation of finite-life and indefinite-life intangible assets and a related deferred tax liability. The finite-life intangible assets will be amortized over the estimated useful lives which range from 11 to 13 years. In addition, to record the purchase consideration paid to Barclays comprised of $6.65 billion cash and $8.53 billion of capital stock associated with 37,566,771 capital shares valued at $227.08 per share. See purchase price allocation table in Note 1 (Barclays Global Investors Transaction) above.

BlackRock, Inc.

Notes to Pro Forma Condensed Combined Financial Statements

(Unaudited)

4.	Pro Forma Adjustments (continued)

The pro forma condensed combined statements of income have been prepared as if the transaction and financing had been completed on January 1, 2008. Pro forma adjustments have been made:

1.	To reclassify performance fees, broker commission revenue, professional services, fees paid to related parties, travel, entertainment and promotion, systems development and production, occupancy and equipment, broker commission expense, other expenses, amortization of intangibles of BGI and capital support expenses ($2.285 billion expense for the year ended December 31, 2008 and $1.162 billion gain for the nine months ended September 30, 2009) to conform to BlackRock’s presentation.

2.	To reflect the impact of deconsolidation of certain consolidated BGI sponsored cash management investment funds as Barclays will continue to have the capital support agreements after the transaction. See Pro Forma Adjustment C above.

3.	To reclassify BlackRock securities lending revenue from other revenue and to reclassify transition management revenue from BlackRock Solutions and advisory revenue.

4.	To eliminate an intercompany transaction between BlackRock and BGI.

5.	To eliminate BGI’s historical amortization of $8 million for the year ended December 31, 2008 and $4 million for the nine months ended September 30, 2009 of its intangible assets and to record the amortization of the acquired $260 million finite-life intangible assets on a straight line basis with a weighted-average estimated useful life of approximately 12 years.

6.	To record the amortization of the $11 million fair value adjustment to property and equipment with a weighted-average estimated useful life of 5 years offset by an elimination of amortization of $19 million and $14 million for the year ended December 31, 2008 and the nine months ended September 30, 2009, respectively, related to the $72 million fair value reduction adjustment related to a write-off of certain BGI capitalized software.

7.	To reflect interest expense related to $3 billion of debt financing to fund a portion of the $6.65 billion cash consideration paid to Barclays on December 1, 2009. At the close of the transaction, $3 billion of debt was incurred, composed of commercial paper with an estimated weighted-average interest rate (inclusive of issuance costs) of approximately 0.20%.

•

It is expected that after the close of the transaction, a portion of the $3 billion commercial paper issued will be repaid via proceeds from the issuance of a benchmark size offering of long-term debt.

•

An increase in the interest rate by 1% on $2 billion of debt results in a $20 million annual increase in the pre-tax interest expense within non-operating income (expense) on the pro forma condensed combined statement of income.

8.	To eliminate $31 million of BlackRock pre-merger transaction/integration costs in conjunction with the BGI transaction such as advisory, legal fees and consulting expenses which have been expensed as incurred by BlackRock in the nine months ended September 30, 2009.

9.	To record income tax expense for the pro forma adjustments using the estimated combined statutory tax rate of 38% for 2008 and 2009, referred to in Note 2 (Basis of Pro Forma Presentation) above.

10.	To adjust basic and diluted shares for stock issued to Barclays. Weighted-average basic shares outstanding for the period represents the sum of BlackRock pre-transaction average shares outstanding plus the 37,566,771 capital shares issued to Barclays plus 19,914,652 additional shares issued to other equity investors discussed in Pro Forma Adjustment 11 below. The 37,566,771 capital shares were assumed to be outstanding for the entire period.

11.	To adjust basic and diluted shares for stock issued to a group of institutional investors, including PNC. See Pro Forma Adjustment E above for the cash proceeds of the stock issuance. For 2008, 19,914,652 capital shares were assumed to be outstanding for the entire period. For 2009, 19,109,625 capital shares were assumed to be outstanding as 805,027 capital shares were previously included in BlackRock’s reported weighted-average shares outstanding for the nine months ended September 30, 2009.

BlackRock, Inc.

Notes to Pro Forma Condensed Combined Financial Statements

(Unaudited)

5.	Significant Non-Recurring Items in BGI’s Statement of Income

The BGI statements of income and other comprehensive income included the following:

•

A pre-tax expense of $2.285 billion for the year ended December 31, 2008 and a pre-tax benefit of $1.162 billion, for the nine months ended September 30, 2009 related to capital support of certain BGI cash management products are reflected on the BlackRock pro forma condensed combined statements of income. The liability related to such capital support has not been assumed in the transaction as it will remain with Barclays.

•

BGI’s tax expense for 2008 and for the nine months ended September 30, 2009 includes a non-recurring tax benefit of approximately $695 million and a tax expense of $355 million, respectively, related to the capital support.

•

A pre-tax non-operating gain/(loss) of ($33) million and $1 million for the year ended December 31, 2008 and the nine months ended September 30, 2009, respectively, related to valuation changes for certain investments that will not be acquired by BlackRock.

These expenses are not included as a pro forma adjustment as they are not directly attributable to the transaction.

Subsequent to the close of the transaction, BlackRock will incur additional transaction/integration costs over a period of up to one year as well as additional stock-based compensation related to grants of new awards, which may be material.